Jenkens & Gilchrist Parker Chapin LLP

                                                              AUSTIN, TEXAS
                             THE CHRYSLER BUILDING           (512) 499-3800
                             405 LEXINGTON AVENUE           CHICAGO, ILLINOIS
                           NEW YORK, NEW YORK 10174          (312) 425-3900
                                                              DALLAS, TEXAS
Christopher S. Auguste          (212) 704-6000               (214) 855-4500
 (212) 704-6230             FACSIMILE (212) 704-6288         HOUSTON, TEXAS
cauguste@jenkens.com                                         (713) 951-3300
                               www.jenkens.com           LOS ANGELES, CALIFORNIA
                                                             (310) 820-8800
                                                           SAN ANTONIO, TEXAS
                                                             (210) 246-5000
                                                            WASHINGTON, D.C.
                                                             (202) 326-1500


                                        November 25, 2002


EDGAR Coding:
Type:          RW
Sequence:      1
Description:   Request for Withdrawal

Via EDGAR
---------
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0405
Attention:  Barbara Jacobs

                 Re:   Starbase Corporation
                       Form S-3 originally filed January 23, 2002
                       File No. 333-81206

Dear Ms. Jacobs:

     On behalf of Starbase Corporation (the "Company"), we hereby request that the Company's Registration Statement on Form S-3 (the "Form S-3") be withdrawn effective today, November 25, 2002.

     Should you have any questions or require additional information regarding the foregoing, please contact the undersigned at Tel: 212-704-6230 or Douglas Norman, Chief Financial Officer at Tel: 714-445-4445.

                                        Sincerely,


                                        /s/ Christopher S. Auguste
                                        Christopher S. Auguste

cc:  Douglas Norman
     Jordan A. Young